Exhibit 10.2

8% CONVERTIBLE PROMISSORY NOTE

Effective Date: October 24, 2014	U.S. $161,000.00

FOR VALUE RECEIVED, PositiveID Corp., a Delaware corporation (“Company”), promises to pay to Blue Citi, llc, or its successors or assigns (“Investor”), $161,000 and any interest, fees, charges and penalties in accordance with the terms set forth herein. This Convertible Promissory Note (this “Note”) is issued and made effective as of October 24, 2014 (the “Effective Date”). For purposes hereof, the “Outstanding Balance” (as defined below) means the Purchase Price (as defined below), as reduced or increased, as the case may be, pursuant to the terms hereof for redemption, conversion or otherwise, plus any original issue discount (“OID”), accrued but unpaid interest, collection and enforcements costs, and any other fees or charges (including without limitation late charges) incurred under the Note. This Note is issued pursuant to that certain Securities Purchase Agreement dated October 24, 2014 as the same may be amended from time to time (the “Agreement”), by and between Company and Investor.

The purchase price for this Note is $150,000 (the “Purchase Price”) payable by wire transfer. The original principal amount of this Note shall include the Purchase Price, and an $11,000.00 OID to cover due diligence fees to Brighton Capital, Ltd. and Investor’s legal fees incurred in connection with the purchase and sale of the Notes. Company agrees that the Note is fully paid for as of the Effective Date.

This Note shall have a maturity date, which shall be the date that is twelve (12) months from the date the Purchase Price is paid (the “Purchase Price Date”) for the Note (the “Maturity Date”). The Purchase Price Date for the Note shall be the Effective Date. On the Maturity Date, the Outstanding Balance shall be due and payable.

1.            Interest. Company may repay this Note at any time on or before 90 days from the Purchase Price Date (the “Prepayment Opportunity Date”) by wiring 130% of all outstanding principal and interest(s) to the Investor. Company may repay this Note at any time on or before 90 days from the Prepayment Opportunity Date (the “Final Prepayment Date”) by wiring 140% of all outstanding principal and interest(s) to the Investor. The Note shall accrue an interest charge of 8%, per annum (the “Interest Charge”) from the Effective Date. Any interest payable is in addition to any applicable OID. Any OID remains payable regardless of the time and manner of payment by Company. Company may not prepay any balance remaining following the Final Prepayment Date.

2.           Conversion. Following the 179th day after the date hereof, Investor has the right, at its election, to convert (each instance of conversion is referred to herein as a “Conversion”) all or any part of the Outstanding Balance of such Note into shares (“Conversion Shares”) of fully paid and non-assessable common stock of Company (“Common Stock”) as per the following conversion formula: the number of Conversion Shares equals the Conversion amount divided by 60% of the average of the three (3) lowest closing bid prices in the fifteen (15) trading days immediately preceding the Conversion Notice (as defined below) (the “Conversion Price”). Conversion notices (each, a “Conversion Notice”) under the Note may be effectively delivered to Company by any method of Investor’s choice (including but not limited to facsimile, email, mail, overnight courier, or personal delivery), and all Conversions shall be cashless and not require further payment from Investor. If no objection is delivered from Company to Investor regarding any calculation of the Conversion Notice within 24 hours of delivery of the Conversion Notice, Company shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such Conversion Notice and waived any objection thereto. Company shall deliver the Conversion Shares from any Conversion to Investor within three (3) business days of Investor’s delivery of the Conversion Notice to Company.

3.            Conversion Delays. If Company fails to deliver Conversion Shares in accordance with the timeframes stated in Section 2, Investor, at any time prior to selling all of those Conversion Shares, may rescind in whole or in part that particular Conversion attributable to the unsold Conversion Shares, with a corresponding increase to the applicable Outstanding Balance (any returned Conversion amount will tack back to the Purchase Price Date of the applicable Note). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the fourth business day (inclusive of the day of the Conversion), a penalty of $2,000 per day will be assessed for each day after the third business day (inclusive of the day of the Conversion) until Conversion Share delivery is made; and such penalty will be added to the Note being converted (under Investor’s and Company’s expectations that any penalty amounts will tack back to the applicable Purchase Price Date). Terms

4.            Default. The following are events of default under this Note: (i) Company shall fail to pay any principal under this Note, pursuant to the terms of this Note, on or before the Maturity Date; or (ii) Company shall fail to deliver or threaten to withhold any Conversion Shares in accordance with the terms hereof; or (iii) Company shall fail to pay any interest or any other amount under this Note, pursuant to the terms of this Note, on or before the Maturity Date; or (iv) a receiver, trustee or other similar official shall be appointed over Company or a material part of its assets and such appointment shall remain uncontested for ten (10) days or shall not be dismissed or discharged within thirty (30) days; or (v) Company shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (vi) Company shall make a general assignment for the benefit of creditors; or (vii) Company shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (viii) an involuntary proceeding shall be commenced or filed against Company; or (ix) Company shall become delinquent in its filing requirements as a fully-reporting issuer registered with the SEC or shall fail to maintain the listing of its Common Stock on at least one of the OTC tiers or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange; or (x) Company shall fail to observe or perform any covenant, obligation, condition or agreement of Company contained herein or in the Agreement, including without limitation all covenants to timely file all required quarterly and annual reports and any other filings related to Rule 144 and to keep the Share Reserve (as defined in the Agreement); or (xi) any representation, warranty or other statement made or furnished by or on behalf of Company to Investor herein or in connection with the issuance of the Notes shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or (xii) the Company effectuates a reverse split of its Common Stock without at least twenty (20) days prior written notice to the Investor; or (xiii) the Company proposes to replace its transfer agent, and fails to provide, prior to the effective date of such replacement, fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent and the Company.

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5.            Remedies. In addition to the rights of the Investor described in Section 2 above, in the event of any default under the Note, Investor may at any time thereafter accelerate the Note, with the Outstanding Balance of the Note becoming immediately due and payable in cash at the Mandatory Default Amount (as defined hereafter). Notwithstanding the foregoing, upon the occurrence of any event of default described in clauses (iv), (v), (vi), (vii) or (viii) of Section 0, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Investor. The “Mandatory Default Amount” means the greater of (i) the applicable Outstanding Balance divided by the Conversion Price on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a higher VWAP, or (ii) 140% multiplied by the applicable Outstanding Balance (the “Default Effect”), provided that the Default Effect may only be applied with respect to the first two (2) events of default that occur. Commencing five (5) days after the occurrence of any event of default, interest shall accrue on the Outstanding Balance of each Note at an interest rate equal to the lesser of 22% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, Investor need not provide, and Company hereby waives, any presentment, demand, protest or other notice of any kind, and Investor may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Investor at any time prior to payment hereunder and Investor shall have all rights as a holder of the Note until such time, if any, as Investor receives full payment pursuant to this Section 0. No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon. Nothing herein shall limit Investor’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Company’s failure to timely deliver certificates representing Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

6.            No Offset. Company acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Company not subject to offset, deduction or counterclaim of any kind. Company hereby waives any rights of offset it now has or may have hereafter against Investor, its successors and assigns, and agrees to make the payments or conversions called for herein in accordance with the terms of the Notes.

7.            Ownership Limited to 4.99% of Common Stock Outstanding. Notwithstanding anything to the contrary contained in the Note (except as set forth below in this Section), the Note shall not be convertible by Investor, and Company shall not effect any conversion of the Note or otherwise issue any shares of Common Stock pursuant to Section 2 hereof, to the extent (but only to the extent) that Investor together with any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock outstanding. To the extent the foregoing limitation applies, the determination of whether a Note shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by Investor or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by Investor and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to Company for conversion, exercise or exchange (as the case may be). No prior inability to convert a Note, or to issue shares of Common Stock, pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of convertibility. For purposes of this Section, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(e) of the 1934 Act (as defined below) and the rules and regulations promulgated thereunder. The provisions of this Section shall be implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section shall apply to a successor holder of this Note and shall be unconditional, irrevocable and non-waivable. For any reason at any time, upon the written or oral request of Investor, Company shall within one (1) business day confirm orally and in writing to Investor the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Note.

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8.            Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to any Note, Investor has the right to have any such opinion provided by its counsel and Company agrees that it shall not unreasonably withhold acceptance of any such opinion. Investor acknowledges that Company requires an opinion of counsel independent of Company for all sales of its restricted common stock.

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IN WITNESS WHEREOF, Company has caused this Note to be duly executed as of the Effective Date set out above.

COMPANY:

PositiveID Corp.

By:	/s/ William Caragol

Printed Name:	William Caragol

Title:	CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

INVESTOR:

By: BLUE CITI, LLC

By:	/s/ Robert Malin
Name:	Robert Malin
Title:	Managing Member